EXHIBIT 3.1

PACIFIC BIOMETRICS, INC.

CERTIFICATE OF DESIGNATION FOR
SERIES B CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the General Corporation Law of Delaware

     Pacific Biometrics, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of Delaware hereby certifies that pursuant to the provisions of the Certificate of Incorporation of the Corporation and of Section 151 of the General Corporation of Delaware, the Board of Directors of the Corporation by unanimous written consent dated March 6, 2003, adopted the following resolutions, relating to the designation and issuance of a series of preferred stock, par value of $0.01 per share, of the Corporation, to be designated Series B Convertible Preferred Stock (the “Series B Preferred Stock”) and to the authorization and issuance of common stock, par value $0.01 per share, of the Corporation (the “Common Stock”), which resolutions remain in full force and effect as of the date hereof:

     RESOLVED, that the Board hereby reserves from the authorized and unissued Common Stock of the Corporation 1,666,667 shares of Common Stock for issuance upon the conversion of the Series B Preferred Stock described below, and that the Officers of the Corporation are hereby authorized to adjust from time to time the number of shares of Common Stock reserved for issuance upon such conversion, in order to maintain in reserve the number of shares of Common Stock into which the Series B Preferred Stock will be convertible. Furthermore, be it

     RESOLVED, that the issuance and sale of the Series B Preferred Stock is hereby authorized and approved, and upon such issuance and sale, and payment in full therefore, the Series B Preferred Stock shall have been validly issued and the terms thereof binding on the Corporation and enforceable by its terms. Furthermore, be it

     RESOLVED, that the issuance of the Common Stock upon conversion of the Series B Preferred Stock, pursuant to the terms of the Series B Preferred Stock as stated in the Corporation’s Certificate of Incorporation and the Designation of Series B Preferred Stock is hereby authorized and approved, and upon such issuance in accordance with the terms of the Series B Preferred Stock, the Common Stock shall have been issued for fair value at least equal to the par value thereof and shall be fully paid and non-assessable. Furthermore, be it

     RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors does hereby provide for the issuance of a series of Preferred Stock, par value $0.01 per share, of the Corporation, to be designated “Series B Convertible Preferred Stock,” which shall be junior to the Series A Convertible Preferred Stock of the Corporation and such other series of Preferred Stock as the Corporation may designate, subject to section (B)(5), in the future (“Senior Securities”). The Series B Convertible Preferred Stock shall have the designation, rights, preferences, privileges and restrictions and limitations as follows:

     (A)  Designation and Amount. The shares of such series shall be designated as “Series B Convertible Preferred Stock,” par value $0.01 per share, and the number of shares constituting such series shall be 1,666,667.

     (B)  Rights, Preferences, Privileges and Restrictions of Series B Convertible Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Series B Convertible Preferred Stock are as follows:

          (1) Dividend Provisions.

               (a) The holders of shares of Series B Convertible Preferred Stock shall be entitled to receive, out of any funds legally available therefor, prior and in preference to the declaration or payment of any dividend or distribution to the holders of Common Stock or any other shares or securities of the Corporation ranking junior to the Series B Convertible Preferred Stock with respect to the payment of dividends or the distribution of assets on liquidation (“Junior Securities”), but subsequent to any declaration or payment of any dividend or distribution to the holders of any Senior Securities with respect to the payment of dividends or the distribution of assets on liquidation, dividends which shall accrue cumulatively on each share of Series B Convertible Preferred Stock at the rate and in the manner prescribed in this subsection 1(a) from and including the date of issuance of such shares of Series B Convertible Preferred Stock, but excluding the date on which any conversion or redemption of such shares of Series B Convertible Preferred Stock shall have been effected, and payable quarterly in arrears. The date on which the Corporation initially issues a share of Series B Convertible Preferred stock will be deemed to be its “date of issuance” regardless of the number of times transfer of such shares of Series B Convertible Preferred Stock is made, or of the number of certificates which may be issued to evidence a share of Series B Convertible Preferred Stock.

               (b) Dividends shall accrue on each share of Series B Convertible Preferred Stock (and on any accrued and unpaid dividends thereon) at a rate per annum, compounded quarterly, of 8% of the Original Preferred Stock Issue Price (as defined below) (as adjusted for stock splits, stock dividends, combinations, recapitalizations and similar events). Such dividends shall be payable quarterly in arrears. In the event of any liquidation, dissolution or winding up of the Corporation or the redemption of a share of Series B Convertible Preferred Stock or the bankruptcy of the Corporation, all accrued and unpaid dividends on a share of Series B Convertible Preferred Stock shall be added to the liquidation preference of such share on the payment date under subsection 2(a) below, or on the date of redemption of such share or upon the bankruptcy of the Corporation, as the case may be, accrued cumulatively to but excluding such payment date or redemption date or bankruptcy on a daily basis. If there shall be any accrued but unpaid dividends immediately prior to, and in the event of, a conversion of shares of Series B Convertible Preferred Stock into shares of Common Stock, all such accrued and unpaid dividends shall, at the option of the holder of the Series B Convertible Preferred Stock, be converted into that number of shares of Common Stock determined by dividing the amount of such dividends by $3.00, subject to adjustment to reflect the then effective Conversion Ratio (as defined in subsection 3(a) below).

               (c) No dividend or other distribution (other than a dividend or distribution payable solely in Common Stock) shall be paid on or set apart for payment on the Common Stock or other Junior Securities nor shall any payment be made on account of the purchase, redemption or retirement of any Common Stock or other Junior Securities, unless all accrued and unpaid dividends on the Series B Convertible Preferred Stock have been or contemporaneously are paid or set apart for payment in accordance herewith; provided, however, that the Corporation may repurchase Common Stock owned by terminated employees of, or consultants to, the Corporation or its subsidiaries. A conversion of a convertible security which by its terms is convertible into Common Stock by the holder thereof shall not be deemed a purchase, redemption or retirement of the security so converted for purposes of this subsection 1(c). No dividends shall be declared on any series of preferred stock ranking as to dividends on a parity with any other series of preferred stock unless there shall have been declared on all shares then outstanding of such series of preferred stock like proportionate dividends ratably in proportion to the respective dividends payable in respect of each such series of preferred stock. In the event that the Corporation fails to pay the full dividends accrued on all outstanding shares of preferred stock, any partial amounts which are paid as dividends by the Corporation with respect to the preferred stock shall be paid to the holders of such shares of preferred stock in proportion (as nearly as practicable) to the amount such holders would be entitled to receive if they were to be paid the full accrued and unpaid dividends on the preferred stock.

               (d) Any cash dividend which has been declared and is otherwise due and payable shall be paid in cash.

          (2) Liquidation Preference.

               (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series B Convertible Preferred Stock shall be entitled to receive, in cash, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock or any other Junior Securities by reason of their ownership thereof, but subsequent to any distribution of any of the assets or surplus funds of the Corporation to the holders of any Senior Securities by reason of their ownership thereof, the amount of $3.00 per share (the “Original Preferred Stock Issue Price”) for each share of Series B Convertible Preferred Stock then held by them, and, in addition, an amount equal to all accrued but unpaid dividends on such shares of Series B Convertible Preferred Stock. If, upon occurrence of such event, but after assets and funds are distributed to the holders of Senior Securities as provided under applicable agreements therewith, the remaining assets and funds are insufficient to permit the payment to the holders of the Series B Convertible Preferred Stock of the full preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series B Convertible Preferred Stock in proportion to the number of shares of Series B Convertible Preferred Stock held by each such holder. After payment has been made to the holders of the all series of preferred stock of the full amounts to which they shall be entitled as aforesaid, and all payment of the full amounts to which all remaining assets of the Corporation shall be distributed among all holders of preferred stock and all holders of Common Stock in proportion to the number of shares of Common Stock which would be held by each such holder if all shares of preferred stock were converted into Common Stock at the then effective Conversion Ratio (as defined in Paragraph 3(a) below) or conversion price applicable to such shares of preferred stock.

               (b) For purposes of this Paragraph 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, and to include, the Corporation’s sale of all or substantially all of its assets or the acquisition of this Corporation by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of this Corporation for securities or consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary.

          (3) Conversion. The holders of the Series B Convertible Preferred Stock, and the Corporation, shall each have conversion rights as follows (the “Conversion Rights”):

               (a) Right to Convert. Each share of Series B Convertible Preferred Stock shall be convertible into one (1) fully paid and nonassessable share of Common Stock (the “Conversion Ratio”). Such initial Conversion Ratio shall be subject to adjustment as provided herein. Each share of Series B Convertible Preferred Stock shall be convertible at the option of the holder thereof at any time. Each share of Series B Convertible Preferred Stock shall be convertible at the option of the Corporation (i) on the closing of a public offering of securities of the Corporation at an offering price of at least $5.00 per share or (ii) on any date on or after March 10, 2004 on which date the Common Stock of the Corporation has closed at or above $5.00 per share for the ten consecutive trading days immediately preceding such date. In any such event, the redemption shall be immediately effective and all rights and preferences of the Series B Convertible Preferred Stock shall terminate. The Corporation shall provide at least 20 days and not more than 60 days notice to the holders of Series B Convertible Preferred Stock of the Corporation’s redemption of such shares which notice shall include instructions to each holders of such shares for the exchange thereof for Common Stock.

               (b) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series B Convertible Preferred Stock. In lieu of any fractional share to which a holder would otherwise be entitled, the Corporation shall round the shares issued to the nearest whole share. Before any holder of Series B Convertible Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Convertible Preferred Stock, as designated by the Corporation, and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Convertible Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the effective date in the case of redemption by the Corporation or date of such surrender of the shares of Series B Convertible Preferred Stock to be converted in such other cases, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such applicable date.

               (c) Adjustments to Conversion Ratio for Diluting Issues.

                    (i) Stock Dividends. If the number of shares of Common Stock outstanding at any time after the effectiveness of these resolutions is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of Common Stock, then immediately effective at the close of business upon the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Conversion Ratio shall be appropriately adjusted so that the number of shares of Common Stock issuable on conversion of each share of Series B Convertible Preferred Stock shall be increased in proportion to such increase of outstanding shares of Common Stock.

                    (ii) Adjustments for Subdivisions, Combinations, or Consolidations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided or combined, by reclassification or otherwise, into a greater or lesser number of shares of Common Stock, the Conversion Ratio in effect immediately prior to such subdivision or combination shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted.

                    (iii) Adjustments for Other Distributions. In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the Series B Convertible Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Series B Convertible Preferred Stock been converted into Common Stock on the date of such event to and including the date of conversion, and retained such securities by them as aforesaid during such period, subject to all other adjustments called for during such period under these resolutions with respect to the rights of the holders of the Series B Convertible Preferred Stock.

                    (iv) Adjustments for Reorganization, Reclassification, etc. If the Common Stock issuable upon conversion of the Series B Convertible Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by reclassification, a merger or consolidation of this Corporation with or into any other corporation or corporations in which the holders of the capital stock of this Corporation then hold 50% or more of the voting securities of the surviving corporation (other than pursuant to a subdivision, combination, stock dividend, or other distribution provide for in 3(c)(i), (ii) or (iii) above), the Conversion Ratio then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series B Convertible Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock or securities or other property equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series B Convertible Preferred Stock immediately before such event; and, in any such case, appropriate adjustments shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of the Series B Convertible Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Ratio) shall thereafter be applicable, as nearly as may be reasonable, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series B Convertible Preferred Stock.

               (d) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Paragraph 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Convertible Preferred Stock against impairment.

               (e) Certificate as to Adjustment. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio pursuant to this Paragraph 3, upon the written request at any time of any holder of Series B Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Ratio at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series B Convertible Preferred Stock.

               (f) Notices of Record Date. In the event that the Corporation shall propose at any time:

                    (i) To declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                    (ii) To effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

                    (iii) To merge with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

                    then, in connection with each such event, the Corporation shall send to the holders of the Series B Convertible Preferred Stock shares:

                         (A) At least 20 days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) above; and

                         (B) In the case of the matters referred to in (c) above, at least 20 days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrences of such event).

                    Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Series B Convertible Preferred Stock at the address for each such holder as shown on the books of the Corporation.

          (4) Voting. Except as otherwise required by law, the holders of Series B Convertible Preferred Stock shall not be entitled to vote upon any matter submitted to the Stockholders for a vote except as to matters affecting holders of Series B Convertible Preferred Stock as a class, as set forth in Paragraph (5) below.

          (5) Protective Provisions. In addition to any other rights provided by law, so long as any Series B Convertible Preferred Stock shall be outstanding, the Corporation shall not without first obtaining the affirmative vote or written consent of the holders of more than 50 percent of such outstanding shares of Series B Convertible Preferred Stock:

               (a) Amend or repeal any provisions of, or add any provision to, the Corporation’s Certificate of Incorporation or Bylaws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series B Convertible Preferred Stock;

               (b) Authorize or issue shares of any class of stock having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series B Convertible Preferred Stock, or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of the Corporation having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series B Convertible Preferred Stock; or

               (c) Reclassify any Common Stock into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series B Convertible Preferred Stock.

          (6) Status of Converted Stock. In the event any shares of Series B Convertible Preferred Stock shall be converted pursuing to Paragraph 3 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation.

          (7) Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock

          (8) Consent for Certain Repurchases of Common Stock Deemed to be Distributions. Each holder of Series B Convertible Preferred Stock shall be deemed to have consented to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by employees or consultants upon termination of their employment or services pursuant to agreements providing for such right of repurchase between the Corporation and such persons.

     IN WITNESS WHEREOF, Pacific Biometrics, Inc. has caused this Certificate to be made and signed by its Chief Executive Officer and its Corporate Secretary, this 6th day of March, 2003.

/s/ Ronald R. Helm

Ronald R. Helm, Chief Executive Officer

/s/ Michael A. Connor

Michael A. Connor, Corporate Secretary

CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION

     Pacific Biometrics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of said Corporation at a meeting duly held, adopted resolutions setting forth a proposed amendment of the Restated Certificate of Incorporation of said Corporation, as amended, declaring said amendment to be advisable and directing that the amendment be submitted to the stockholders of said Corporation for consideration thereof. The amendment is as follows:

     RESOLVED, that the Restated Certificate of Incorporation of Pacific Biometrics, Inc., as amended, be amended by adding a new last paragraph to the Fourth Article thereof, so that, as amended, said Fourth Article shall be and read in its entirety as follows:

          “FOURTH: The total number of shares of capital stock which the Corporation shall have the authority to issue is thirty-five million (35,000,000), which shall consist of:

          Thirty million (30,000,000) shares of common stock, par value $.01 per share; and

          Five million (5,000,000) shares of preferred stock, par value $.01 per share.

          The Board of Directors has the express power, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of any or all of the shares of preferred stock in classes or series, and to establish from time to time the number of shares to be included in each class or series, and to fix by resolution, the voting powers, full or limited, or no voting powers, and the designations, preferences and relative, participating, optional or other special rights of shares of each class or series and the qualifications, limitations or restrictions thereof.

          The authority of the Board with respect to each class or series of preferred stock shall include, but not be limited to, determination of the following:

          a. The number of shares constituting the class or series and the distinctive designation of the class or series;

          b. The dividend rate on the shares of the class or series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of the class or series;

          c. Whether the class or series will have voting rights, and, if so, the terms of the voting rights;

          d. Whether the class or series will have conversion privileges, and, if so, the terms and conditions of the conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

          e. Whether or not the shares of the class or series will be redeemable, and, if so, the terms and conditions of redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          f. Whether the class or series shall have a sinking fund for the redemption or purchase of shares of the class or series, and, if so, the terms and amount of the sinking fund;

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          g. The rights of the shares of the class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payments of shares of the class or series; and

          h. Any other powers, terms, rights, qualifications, preferences, limitations and restrictions, if any, of the class or series as the Board of Directors may lawfully fix under the laws of the State of Delaware as in effect at the time of the creation of such series.

          Any of the powers, voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any such class or series of preferred stock may be made dependent upon facts ascertainable outside this Certificate of Incorporation or of any amendment thereof, or outside the resolution or resolutions providing for the issue of such preferred stock adopted by the Board of Directors pursuant to the authority expressly granted herein, provided that the manner in which such facts shall operate upon the powers, voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any such class or series of preferred stock is clearly and expressly set forth in this Certificate of Incorporation or in the resolution or resolutions providing for the issue of such preferred stock adopted by the Board of Directors.

          On March 14, 2003 (the “Effective Date”), the issued shares of common stock, with a par value of $.01 per share (“Old Common Stock”), outstanding or held as treasury shares as of the close of business on the Effective Date, shall automatically without any action on the part of the holders of the Old Common Stock be reverse split (the “Split”) on a one-for-three basis so that three (3) shares of Old Common Stock shall be converted into and reconstituted as one (1) share of Common Stock, with a par value of $.01 per share (“New Common Stock”). Any fractional shares resulting will be exchanged for cash at the closing price per share on January 23, 2003. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the “Old Certificates”) shall, from and after the Effective Date, be entitled to receive a certificate or certificates (the “New Certificates”) representing the shares of New Common Stock into which the shares of Old Common Stock formerly represented by such Old Certificates are reclassified under the terms hereof. Until surrender, each Old Certificate will continue to be valid and represent New Common Stock equal to one-third the number of shares of Old Common Stock excluding any fractional shares. Prior to the Effective Date, there are 25,454,009 issued and outstanding shares of Old Common Stock and 4,545,991 authorized but unissued shares of Common Stock. On the Effective Date, there will be 8,484,670 issued and outstanding shares of New Common Stock and 21,515,330 authorized but unissued shares of New Common Stock. The 25,454,009 shares of Old Common Stock are hereby changed into 8,484,670 shares of New Common Stock at the rate of one-for-three.”

     SECOND: That in lieu of a meeting and vote of the stockholders, the stockholders have given consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and written notice of the adoption of the amendment will be given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice prior to the effective date hereof.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

     FOURTH: That the capital of said Corporation shall not be reduced under or by reason of said amendment.

     FIFTH: That this Restated Certificate shall be and become effective as of the close of business on March 14, 2003.

     IN WITNESS WHEREOF, said Pacific Biometrics, Inc. has caused this Restated Certificate to be signed by Ronald R. Helm, its Chief Executive Officer, as of this 14th day of February, 2003.

PACIFIC BIOMETRICS, INC.

By:	/s/ Ronald R. Helm

Ronald R. Helm, Chief Executive Officer

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PACIFIC BIOMETRICS, INC.

CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF DESIGNATION FOR
SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the General Corporation Law of Delaware

     Pacific Biometrics, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of Delaware hereby certifies that pursuant to the provisions of the Certificate of Incorporation of the Corporation and of Sections 151 and 228 of the General Corporation Law of Delaware, the Board of Directors of the Corporation and the holders (the “Preferred Stockholders”) of Series A Convertible Preferred Stock, par value $.01 per share (the “Preferred Stock”), by unanimous written consent, adopted the following resolutions, relating to the amendment of the Certificate of Designation for the Preferred Stock of the Corporation dated February 19, 1998 (the “Certificate of Designation”), which resolutions remain in full force and effect as of the date hereof:

     RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation, and upon the consent and approval of the Preferred Stockholders, the Board of Directors does hereby amend and restate the Certificate of Designation in its entirety as follows:

     (A)  Designation and Amount. The shares of such series shall be designated as “Series A Convertible Preferred Stock,” par value $0.01 per share, and the number of shares constituting such series shall be 1,550,000.

     (B)  Rights, Preferences, Privileges and Restrictions of Series A Convertible Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Series A Convertible Preferred Stock are as follows:

          (1) Dividend Provisions.

               (a) The holders of shares of Series A Convertible Preferred Stock shall be entitled to received out of any funds legally available therefor, prior and in preference to the declaration or payment of any dividend or distribution to the holders of Common Stock or any other shares or securities of the Corporation ranking junior to the Series A Convertible Preferred Stock with respect to the payment of dividends or the distribution of assets on liquidation (“Junior Securities”), dividends which shall accrue cumulatively on each share of Series A Convertible Preferred Stock at the rate and in the manner prescribed in this subsection 1(a) from and including the date of issuance of such shares of Series A Convertible Preferred Stock, but excluding the date on which any conversion or redemption of such shares of Series A Convertible Preferred Stock shall have been effected, and payable quarterly in arrears. The date on which the Corporation initially issues a share of Series A Convertible Preferred Stock will be deemed to be its “date of issuance” regardless of the number of times transfer of such shares of Series A Convertible Preferred Stock is made, or of the number of certificates which may be issued to evidence a share of Series A Convertible Preferred Stock.

               (b) No Dividends shall accrue on the shares of Series A Convertible Preferred Stock subsequent to the date hereof and any previously accrued and unpaid dividends shall be converted into an aggregate of 450,000 shares of Common Stock.

               (c) No dividend or other distribution (other than a dividend or distribution payable solely in Common Stock) shall be paid on or set apart for payment on the Common Stock or other Junior Securities nor shall any payment be made on account of the purchase, redemption or retirement of any Common Stock or other Junior Securities, unless all accrued and unpaid dividends on the Series A Convertible Preferred Stock have been or contemporaneously are paid or set apart for payment in accordance herewith; provided, however, that the Corporation may repurchase Common Stock owned by terminated employees of, or consultants to, the Corporation or its subsidiaries. A conversion of a convertible security which by its terms is convertible into Common Stock by the holder thereof shall not be deemed a purchase, redemption or retirement of the security so converted for purposes of this subsection 1(c). No dividend shall be declared on any series of preferred stock ranking as to dividends on a parity with any other series of preferred stock unless there shall have been declared on all shares then outstanding of such series of preferred stock like proportionate dividends ratably in proportion to the respective dividends payable in respect of each such series of preferred stock. In the event that the Corporation fails to pay the full dividends accrued on all outstanding

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shares of preferred stock, any partial amounts which are paid as dividends by the Corporation with respect to the preferred stock shall be paid to the holders of such shares of preferred stock in proportion (as nearly as practicable) to the amount such holders would be entitled to receive if they were to be paid the full accrued and unpaid dividends on the preferred stock.

               (d) Any cash dividend which has been declared and is otherwise due and payable shall be paid in cash.

          (2) Liquidation Preference.

               (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Convertible Preferred Stock shall be entitled to receive, in cash, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock or any other Junior Securities by reason of their ownership thereof, the amount of $2.00 per share (the “Original Preferred Stock Issue Price”) for each share of Series A Convertible Preferred Stock then held by them, and, in addition, an amount equal to all accrued but unpaid dividends on such shares of Series A Convertible Preferred Stock. If, upon occurrence of such event the assets and funds thus distributed ratably among the holders of the Series A Convertible Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series A Convertible Preferred Stock in proportion to the number of shares of Series A Convertible Preferred Stock held by each such holder. After payment has been made to the holders of the Series A Convertible Preferred Stock of the full amounts to which they shall be entitled as aforesaid, all remaining assets of the Corporation shall be distributed among all holders of Series A Convertible Preferred Stock and all holders of Common Stock in proportion to the number of shares of Common Stock which would be held by each such holder if all shares of Series A Convertible Preferred Stock were converted into Common Stock at the then effective Conversion Price (as defined in paragraph 3 (a) below).

               (b) For purposes of this paragraph 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, and to include, the Corporation’s sale of all or substantially all of its assets or the acquisition of this Corporation by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of this Corporation for securities or consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary.

          (3) Conversion. The holders of the Series A Convertible Preferred Stock, and the Corporation, shall each have conversion rights as follows (the “Conversion Rights”):

               (a) Right to Convert. Each share of Series A Convertible Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $2.00 (the “Original Preferred Stock Purchase Price”) by the Conversion Price, determined as hereinafter provided, in effect at the time of conversion. Each share of Series A Convertible Preferred Stock shall be convertible at the option of the holder thereof at any time. Each share of Series A Convertible Preferred Stock shall be convertible at the option of the Corporation on any date on which the Common Stock of the Corporation has closed at or above $2.67 per share (subject to adjustment for stock splits and the like as set forth in subsection (c)(ii) below) for the thirty calendar days immediately preceding such date and a registration statement is in effect with respect to the Common Stock underlying the Series A Convertible Preferred Stock or such Common Stock is deemed to be fully tradeable pursuant to Rule 144 or otherwise. The price at which shares of Common Stock shall be deliverable upon conversion (the “Conversion Price”) shall initially be $2.00 per share of Common Stock. Such initial Conversion Price shall be subject to adjustment as hereinafter provided.

               (b) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series A Convertible Preferred Stock. In lieu of any fractional share to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of the Common Stock as determined by the Board of Directors. Before any holder of Series A Convertible Preferred Stock shall be entitled to convert the same into full shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Convertible Preferred Stock, as designated by the Corporation, and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Convertible Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which

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he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into a fractional share of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

               (c) Adjustments to Conversion Price for Diluting Issues.

                    (i) Stock Dividends. If the number of shares of Common Stock outstanding at any time after the effectiveness of these resolutions is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then immediately effective at the close of business upon the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Convertible Preferred Stock shall be increased in proportion to such increase of outstanding shares of Common Stock.

                    (ii) Adjustments for Subdivisions, Combinations, or Consolidations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided or combined, by reclassification or otherwise, into a greater or lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision or combination shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted.

                    (iii) Adjustments for Other Distributions. In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the Series A Convertible Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Series A Convertible Preferred Stock been converted into Common Stock on the date of such event to and including the date of conversion, and retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under these resolutions with respect to the rights of the holders of the Series A Convertible Preferred Stock.

                    (iv) Adjustments for Reorganizations, Reclassifications, etc. If the Common Stock issuable upon conversion of th Series A Convertible Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by reclassification, a merger or consolidation of this Corporation with or into any other corporation or corporations in which the holders of the capital stock of this Corporation then hold 50% or more of the voting securities of the surviving corporation (other than pursuant to a subdivision, combination, stock dividend, or other distribution provided for in 3(c)(i), (ii) or (iii) above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series A Convertible Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock or securities or other property equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Convertible Preferred Stock immediately before such event; and, in any such case, appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of the Series A Convertible Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be reasonable, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Convertible Preferred Stock.

               (d) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this paragraph 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Convertible Preferred Stock against impairment.

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               (e) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this paragraph 3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments,(ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series A Convertible Preferred Stock.

               (f) Notices of Record Date. In the event that this Corporation shall propose at any time:

                    (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                    (ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

                    (iii) to merge with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, this Corporation shall send to the holders of the Series A Convertible Preferred Stock shares:

                    (A) at least 20 days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) above; and

                    (B) in the case of the matters referred to in (c) above, at least 20 days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Series A Convertible Preferred Stock at the address for each such holder as shown on the books of this Corporation.

               (4) Voting. Except as otherwise required by law, the holders of Series A Convertible Preferred Stock shall not be entitled to vote upon any matter submitted to the stockholders for a vote except as to matters affecting holders of Series A Convertible Preferred Stock as a class, as set forth in Paragraph (5) below.

               (5) Protective Provisions. In addition to any other rights provided by law, so long as any Series A Convertible Preferred Stock shall be outstanding, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of more than 50 percent of such outstanding shares of Series A Convertible Preferred Stock:

                    (a) amend or repeal any provision of, or add any provision to, this Corporation’s Certificate of Incorporation or Bylaws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series A Convertible Preferred Stock;

                    (b) authorize or issue shares of any class of stock having anypreference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series A Convertible Preferred Stock, or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of this Corporation having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series A Convertible Preferred Stock; or

                    (c) reclassify any Common Stock into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series A Convertible Preferred Stock.

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               (6) Status of Converted Stock. In the event any shares of Series A Convertible Preferred Stock shall be converted pursuant to paragraph 3 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation.

               (7) Residual Rights. All rights accruing to the outstanding shares of this Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

               (8) Consent for Certain Repurchases of Common Stock Deemed to be Distributions. Each holder of Series A Convertible Preferred Stock shall be deemed to have consented to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by employees or consultants upon termination of their employment or services pursuant to agreements providing for such right of repurchase between the Corporation and such persons.”

     IN WITNESS WHEREOF, Pacific Biometrics, Inc. has caused this certificate to be made and signed by its President and Secretary, this 28th day of August, 2002.

/s/ Paul G. Kanan

Paul G. Kanan, President and Secretary

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AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
PACIFIC BIOMETRICS, INC.
________________

UNDER SECTIONS 242 AND 245 OF THE GENERAL CORPORATION LAW
________________

     The undersigned, Paul G. Kanan, President of Pacific Biometrics, Inc., a Delaware corporation (the “Corporation”), hereby certifies:

     1.     The name of the Corporation is “Pacific Biometrics, Inc.”

     2.     The Certificate of Incorporation of the Corporation was filed by the Secretary of State of the State of Delaware on May 9, 1996.

     3.     Article “Fourth” of the Certificate of Incorporation of the Corporation is hereby amended to reclassify the twenty-six million (26,000,000) shares of Class A common stock, par value $.01 per share, of the Corporation (the “Class A Common Stock”), the two million (2,000,000) shares of Class E-1 common stock, par value $.01 per share, of the Corporation (the “Class E-1 Common Stock”) and the two million (2,000,000) shares of Class E-2 common stock, par value $.01 per share, of the Corporation (the “Class E-2 Common Stock”) as an aggregate of thirty million (30,000,000) shares of common stock, par value $.01 per share, of the Corporation (the “Common Stock”).

     4.     The text of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as herein set forth in full:

"FIRST: The name of the corporation (the “Corporation”) is “Pacific Biometrics, Inc.”

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington 19802, County of New Castle. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of capital stock which the Corporation shall have the authority to issue is thirty-five million (35,000,000), which shall consist of:

Thirty million (30,000,000) shares of common stock, par value $.01 per share; and

Five million (5,000,000) shares of preferred stock, par value $.01 per share

The Board of Directors has the express power, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of any or all of the shares of preferred stock in classes or series, and to establish from time to time the number of shares to be included in each class or series, and to fix by resolution the voting powers, full or limited, or no voting powers, and the designations, preferences and relative, participating, optional or other special rights of shares of each class or series and the qualifications, limitations or restrictions thereof.

The authority of the Board with respect to each class or series of preferred stock shall include, but not be limited to, determination of the following:

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a. The number of shares constituting the class or series and the distinctive designation of the class or series;

b. The dividend rate on the shares of the class or series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of the class or series;

c. Whether the class or series will have voting rights, and, if so, the terms of the voting rights;

d. Whether the class or series will have conversion privileges, and, if so, the terms and conditions of the conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

e. Whether or not the shares of the class or series will be redeemable, and, if so, the terms and conditions of redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

f. Whether the class or series shall have a sinking fund for the redemption or purchase of shares of the class or series, and, if so, the terms and amount of the sinking fund;

g. The rights of the shares of the class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of the class or series; and

h. Any other powers, terms, rights, qualifications, preferences, limitations and restrictions, if any, of the class or series as the Board of Directors may lawfully fix under the laws of the State of Delaware as in effect at the time of the creation of such series.

Any of the powers, voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any such class or series of preferred stock may be made dependent upon facts ascertainable outside this Certificate of Incorporation or of any amendment thereof, or outside the resolution or resolutions providing for the issue of such preferred stock adopted by the Board of Directors pursuant to the authority expressly granted herein, provided that the manner in which such facts shall operate upon the powers, voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such class or series of preferred stock is clearly and expressly set forth in this Certificate of Incorporation or in the resolution or resolutions providing for the issue of such preferred stock adopted by the Board of Directors.”

FIFTH: The name and mailing address of the sole incorporator is as follows:

NAME	ADDRESS

David M. Perla	c/o Rosenman & Colin LLP
575 Madison Avenue
New York, NY 10022-2585

SIXTH: The board of directors of the Corporation shall have the power to adopt, amend and repeal the bylaws of the Corporation.

SEVENTH: Election of directors need not be by written ballot.

EIGHTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that

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nothing in this Article EIGHTH shall eliminate or limit the liability of any director (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this Article EIGHTH, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article EIGHTH, shall eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article EIGHTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

NINTH: The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.”

     5.     The manner in which this Amended and Restated Certificate of Incorporation was authorized was by the unanimous written consent of the Board of Directors followed by consent of a majority in interest of the outstanding shares of Class A Common Stock, Class E-1 Common Stock and Class E-2 Common Stock, each voting separately as a class in accordance with Section 242 of the General Corporation Law. Due notice was promptly given to all stockholders who have not consented in writing to the actions taken by consent of the holders of a majority in interest of the outstanding shares of Class A Common Stock, Class E-1 Common Stock and Class E-2 Common Stock, each voting separately as a class.

* * * * *

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its President and attested to by its Secretary this 9th day of July, 1996, who affirm under penalties of perjury that this Certificate is the act and deed of the Corporation and that the facts stated herein are true.

/s/ Paul G. Kanan

Paul G. Kanan, President

ATTEST:

/s/ Douglas S. Harrington

Douglas S. Harrington, Secretary

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